Exhibit 22

                           SUBSIDIARIES OF THE REGISTRANT

               The subsidiaries listed below have been included in the Consolidated Financial Statements of the Registrant. See Note 1 of Notes to Consolidated Financial Statements.

            Subsidiaries of the Registrant      Place of       Percentage
                                              Incorporation      Owned

          Exolon-ESK Company of Canada,      Dominion of          100%
          Ltd.                               Canada

          Norsk Exolon AS                    Kingdom of           100%
                                             Norway

          Exolon-ESK International Sales     U.S. Virgin          100%
          Corp.                              Islands